Exhibit (14)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated February 28, 2025, relating to the financial statements and financial highlights of Longleaf Partners International Fund and Longleaf Partners Global Fund, each a series of Longleaf Partners Fund Trust, which are included in Form N-CSR for the year ended December 31, 2024, and to the references to our firm under the headings “Other Service Providers”, “Exhibit A - Representations and Warranties”, “Exhibit B - Financial Highlights”, and “Part C - Other Information” in the Joint Proxy Statement/Prospectus.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

November 26, 2025